UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2016

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(914) 935-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2016, Avon Products, Inc. (the “Company”) announced that James Wilson will join the Company as Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer. Mr. Wilson is expected to join the Company beginning January 1, 2017 (the “Commencement Date”). Upon the Commencement Date, James S. Scully will no longer serve as Chief Financial Officer of the Company but will continue, through 2017, to serve the Company in his capacity as Executive Vice President and Chief Operating Officer and will continue to be responsible for the Global Supply Chain and Information Technology functions, as well as lead the Project Management Office for Avon’s Transformation Plan.

Mr. Wilson, age 57, served as Chief Financial Officer of SABMiller plc, an international brewing and beverage company headquartered in London, from 2011 to 2015. Mr. Wilson joined SABMiller in 2005 as Director of Strategic Projects and held numerous roles over his ten years at the company, including Managing Director in Russia as well as Managing Director of Central Europe. Prior to SABMiller, Mr. Wilson was Strategy and Projects Director at Scottish & Newcastle plc, where he led the strategy function across the group.

Mr. Wilson entered into an employment offer letter and contract of employment agreement with Avon Cosmetics Limited, a wholly-owned subsidiary of the Company, on November 29, 2016 (the “Agreement”), which provides for the following key compensation and benefits:

•	an annual base salary of £550,000;

•	an annual cash incentive opportunity with a target award equal to 85% of earned eligible base salary, subject to achievement of performance goals;

•
participation in the long-term incentive program for similarly situated executives with an expected annual target award equal to 230% of eligible base salary, subject to achievement of performance goals; and

•	participation in the UK medical, insurance and pension schemes and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

In addition, in the event of involuntary termination of Mr. Wilson‘s employment without cause, he is entitled to receive a severance benefit of twenty-four months of base salary on the basis that Mr. Wilson will enter into a settlement agreement which shall include, for example, a general release of claims, non-competition and non-solicitation provisions and other covenants.

Mr. Wilson is covered by the Company’s Amended and Restated Change in Control Policy so that if his employment is terminated either involuntarily without cause or for “good reason,” within two years after a change in control, Mr. Wilson would be entitled to receive two times salary and annual bonus.

Mr. Wilson will be subject to the Company’s stock ownership guidelines, which provides for him to have an ownership target in Company stock equal to three times base salary and he will be expected to hold 50% of net shares acquired upon vesting of equity awards until this target has been satisfied. Mr. Wilson will also be subject to the Company’s Amended and Restated Compensation Recoupment Policy.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Jeff Benjamin
Name: Jeff Benjamin
Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

Date: December 1, 2016